Prospectus Supplement No. 9
Filed pursuant to Rules 424(b)(3)
Registration Statement No. 333-126449

Prospectus Supplement No. 9 dated April 10, 2006

(to the Prospectus dated August 10, 2005)

25,718,731 Shares of Common Stock

This prospectus supplement should be read in conjunction with the prospectus dated August 10, 2005, as supplemented and amended by Supplement No. 1 dated August 16, 2005, Supplement No. 2 dated September 27, 2005, Supplement No. 3 dated October 5, 2005, Supplement No. 4 dated October 13, 2005, Supplement No. 5 dated November 15, 2005, Supplement No. 6 dated January 3, 2006, Supplement No. 7 dated March 24, 2006 and Supplement No. 8 dated March 31, 2006 (collectively, the “Prospectus”), relating to the offer and sale from time to time by the selling shareholders identified in the Prospectus of up to 25,718,731 shares of the common stock of DrugMax, Inc. We will not receive any of the proceeds from the sale of the common stock being sold by the selling shareholders.

On April 10, 2006, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 9 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Supplement No. 9 supersedes the information contained in the Prospectus.

Investing in our common stock involves a high degree of risk.
See “Risk Factors” beginning on page 2 of the Prospectus dated August 10, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 9 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 9 is April 10, 2006.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 10, 2006

DrugMax, Inc.
(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue
Farmington, CT 06032-1968
(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On April 10, 2006, DrugMax, Inc. issued a press release announcing preliminary financial results with regard to its first quarter ended March 31, 2005. A copy of this press release is furnished as Exhibit 99.1 to this report and is incorporated into this form 8-K by reference. The information disclosed under this Item 2.02, including Exhibit 99.1 hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01  Financial Statements and Exhibits.

99.1	Press Release dated April 10, 2006

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

DRUGMAX, INC.

By:	/s/ Edgardo A. Mercadante
Edgardo A. Mercadante, President, Chief Executive Officer and Chairman of the Board

Dated: April 10, 2006

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EXHIBIT INDEX

Exhibit
Number	Exhibit Description

99.1	Press Release dated April 10, 2006

4

Exhibit 99.1

FOR IMMEDIATE RELEASE:

DrugMax Announces Preliminary Results for First Quarter 2006

Revenues and Margins Increase Sequentially from Q4 2005
The Company Reaffirms 25% Sales Growth for 2006

Farmington, CT, April 10, 2006 - DrugMax, Inc. (Nasdaq: DMAX) announced preliminary financial results for the first quarter ended March 31, 2006 and the Company’s strategic outlook for the remainder of 2006.

First Quarter 2006 Highlights
▪	Revenues are expected to be between $56 and $57 million, representing 6.8% to 8.7% sequential growth from the fourth quarter of 2005
▪	Gross margin expected to be between 19.5% and 20%, compared to 18.3% in the previous quarter.
▪	Target positive EBITDA is expected in the second quarter of fiscal 2006
▪	Days payable outstanding are approximately 19 days in the first quarter 2006, having decreased from over 50 days in the first quarter 2005

2006 Strategic Outlook
Pursuant to the Company’s previous announcements, the Company will only complete acquisitions on a very cautious basis that are certain to be accretive to earnings in 2006. After conducting a thorough review of the previously announced acquisition target, Carmichael’s, DrugMax has recognized fundamental differences in financial accounting methods and systems which would make proceeding with the acquisition imprudent at this time. DrugMax will continue to focus on organic growth as its primary avenue of achieving its financial targets in areas which the Company has identified to be the higher margin and higher revenue growth business lines. These areas include initiatives for Worksite PharmaciesSM, specialty pharmaceuticals, institutional pharmaceutical sales, and physician pharmaceutical distribution in pursuit of building an integrated pharmacy platform with a diversified base of sales channels. The Company believes it has adequate cash and cash availability to finance its strategic initiatives of organic growth throughout 2006.

Ed Mercadante, R.Ph., Chairman and Chief Executive Officer of DrugMax, stated, “We are extremely pleased with the way 2006 has been progressing. Revenues are growing in line with our projections and margins are expanding as we execute on many of the initiatives we began in late 2005. Additionally, over the last two quarters, we have significantly improved our creditworthiness by reducing days payables outstanding without increasing our borrowings. As we look ahead, we are confident that we are pursuing the right strategy that will allow us to achieve our 25% revenue growth target for 2006 organically, and that we have enough capital to support this growth.”

About DrugMax, Inc.

DrugMax, Inc. is a specialty pharmacy and medical specialty product provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. DrugMax works closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions. The Company is focused on building an integrated specialty drug platform through its pharmacy and specialty pharmaceutical operations. DrugMax operates 85 locations, including 7 franchised locations, in 14 states under the Arrow Pharmacy & Nutrition Center and Familymeds Pharmacy brand names. The Company also operates Worksite PharmacySM, which provides solutions for major employer groups, as well as specialty pharmaceutical distribution directly to physicians and other healthcare providers. The DrugMax platform is designed to provide services for the treatment of acute and complex health diseases including chronic medical conditions such as cancer, diabetes and pain management. The Company often serves defined population groups on an exclusive, closed panel basis to maintain costs and improve patient outcomes. DrugMax offers a comprehensive selection of brand name and generic pharmaceuticals, non-prescription healthcare-related products, and diagnostic supplies to its patients, physicians, clinics, long- term care and assisted living centers.

As previously disclosed in DrugMax’s Form 10-K for fiscal 2005, the opinion from its independent registered public accounting firm on its consolidated financial statements as of December 31, 2005 and January 1, 2005 and for each of the three years in the period ended December 31, 2005 was modified with respect to the substantial doubt surrounding DrugMax’s ability to continue as a going concern.

More information about DrugMax can be found at http://www.drugmax.com. The Company's online product offering can be found at http://www.familymeds.com.

Safe Harbor Provisions

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by DrugMax, Inc., including those contained herein, that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of DrugMax, its directors or its officers about DrugMax and the industry in which it operates, and include among other items, statements regarding its first quarter revenues and gross margins, its business and growth strategies, its future profitability and its ability to continue as a going concern. Although DrugMax believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements. Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, management's ability to successfully implement its business and growth strategies, including its ability to acquire other businesses, open new Worksite locations, and improve sales and profitability. DrugMax disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:

Cindy Berenson
DrugMax, Inc.
860.676.1222 x138
berenson@familymeds.com

Or

Brandi Piacente
The Piacente Group
212-481-2050
brandi@thepiacentegroup.com